Exhibit 1.2

TRUST CONDITIONS OF STICHTING ING AANDELEN

having its seat in Amsterdam, Trade Register Amsterdam under number 41156637 as they read after the deed of amendment trust conditions executed on 2 September 2011 before M.A.J. Cremers, civil-law notary in Amsterdam.

Object

Article 1.

1.	Pursuant to its articles of association, the object of Stichting ING Aandelen (the ‘foun- dation’), a foundation with its registered office in Amsterdam, is:

a.

to acquire and administer for the purposes of management registered shares in the capital of ING Groep N.V., a public limited company with its registered office in Amsterdam (the ‘company’) and any bonus shares which may be distributed thereon or shares acquired as stock dividend or by the exercise of subscription rights and to issue exchangeable depositary receipts (the ‘depositary receipts’) for these shares, to exercise voting rights and all other rights attaching to the shares, to exercise subscription rights and to receive dividends and other distributions, including proceeds of liquidation, subject to the obligation to distribute the income to the depositary-receipt holders (the ‘depositary-receipt holders’), save that depositary receipts shall be issued for bonus shares, shares acquired as stock dividend and shares acquired on behalf of depositary-receipt holders by virtue of the exercise of subscription rights;

b.	to foster the exchange of information between the company on the one hand and the depositary-receipt holders and shareholders in the company on the other;

c.	to promote the solicitation of proxies of shareholders other than the foundation itself and of specific proxies and/or voting instructions of depositary-receipt holders,

and further to engage in any activity which may be related to the foregoing in the widest sense, whereby all activities which entail commercial risk shall be excluded from the foundation’s object.

2.

The foundation may take into administration ordinary shares in the capital of ING Groep N.V. (the ‘company’), a public limited company with its registered office in Amsterdam, issuing in exchange for each ordinary share which the foundation takes into administration, a depositary receipt with a nominal value equal to the nominal value of the ordinary shares.

3.

The terms ‘shares’, ‘shareholders’ ‘depositary receipts’ and ‘depositary-receipt holders’, respectively shall mean ‘ordinary shares’, ‘holders of ordinary shares’, ‘depositary receipts for ordinary shares’ and ‘holders of depositary receipts for ordinary shares’, respectively.

Bearer depositary receipts

Article 2.

1.	The depositary receipts shall be made out to bearer and shall be embodied in a single depositary receipt (the ‘global depositary receipt’).

The global depositary receipt may include a stipulation as referred to in Section 36, subsection 5, of the Securities Giro Transfer Act (Wet giraal effecten verkeer) (the ‘Wge’).

2.

The global depositary receipt referred to in paragraph 1 of this article shall be placed in custody by the foundation on behalf of the depositary-receipt holders with the Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. acting under the name of Euroclear Nederland (‘Euroclear Nederland’), within the meaning of the Wge the ‘central institution’, in exchange for which each depositary-receipt holder shall be credited on a pro rata basis relative to his entitlement as a participant in the collective deposit of depositary receipts which is maintained by an intermediary within the meaning of the Wge (‘intermediary’).

3.	Surrender of the global depositary receipts shall only be permitted in the cases pre- scribed in the Wge.

4.

The management of the global depositary receipt shall be irrevocably assigned to Euroclear Nederland by the entitled part(y)(ies). Euroclear Nederland shall be irrevocably authorised to perform any necessary act on behalf of the entitled part(y)(ies) in respect of the relevant depositary receipts, including acceptance and transfer of depositary receipts, and to cooperate in making additions to and deletions from the global depositary receipt in accordance with the provisions of the Wge.

5.

For the purposes of exercise of the rights attaching to a depositary receipt and without prejudice to the provisions of article 11, the foundation shall consider as the depositary- receipt holder the person named in a written statement by an intermediary to the effect that the person named in the statement was a participant in the collective stock deposit in respect of the stated number of depositary receipts on the date stipulated by the foundation.

6.	Both a usufruct and a pledge may be established on depositary receipts.

If no agreement is made concerning the voting rights and rights to attend meetings attaching to the depositary receipts at the time of establishment of the usufruct or pledge, those rights shall vest in the depositary-receipt holder.

7.

The civil-law notaries associated now and in the future with the firm De Brauw Black- stone Westbroek N.V., Amsterdam, or the firm Stibbe N.V., Amsterdam, or their successors shall be designated as third parties within the meaning of Appendix II of the General Rules for the Euronext Amsterdam Stock Market, each of whom shall be authorised to act individually.

These third parties shall assume no liability other than that devolving upon the third party under the trust conditions.

The foundation and the company may, if either party expresses the wish to do so, designate one or more other persons as third parties instead of the persons referred to in this paragraph, and shall announce that fact immediately in the manner prescribed in article 6 paragraph 1.

Issue of depositary receipts

Article 3.

1.	The relevant share, unencumbered by any limited right and free of any attachment, shall be transferred to the foundation before a depositary receipt is issued.

A person who transfers a share to the foundation shall be liable to the foundation for any loss sustained by the foundation if it transpires that he was not entitled or was not fully entitled to effect such a transfer.

2.	The shares taken into administration shall be evidenced by an entry in the company’s shareholders’ register.

The entry in the company’s shareholders’ register shall be in the name of the foundation, with a note that the shares shall be at the disposal of no party other than the foundation acting jointly with the third party referred to in article 2 paragraph 7.

The company shall provide written notification of such entry and a note to the third party.

Exercise of voting rights general meeting company

Article 4.

1.

Even if he is also a shareholder, a depositary-receipt holder who has given notice, in accordance with article 31 paragraph 4 of the company’s articles of association, of his attendance at the general meeting of the company shall be granted power of attorney by the foundation to exercise voting rights on such number of shares equal to the number of depositary receipts hold by the depositary-receipt holder.

2.

A depositary-receipt holder may assign to a third party the power of attorney referred to in paragraph 1 of this article, provided he notifies the foundation of his intention to do so before the start of the general meeting of the company within a period to be deter- mined by the foundation. The foundation shall not exercise voting rights on shares in respect of which a power of attorney has been granted to a depositary-receipt holder if the attorney-in-fact has voted prior to the meeting by using the power of attorney or is pre- sent or represented at the meeting or attends the meeting by means of electronic com- munication.

3.

Depositary-receipt holders may issue instructions to the foundation, in respect of each general meeting of the company, as to how the foundation is to exercise voting rights at the general meeting of shareholders in respect of the shares for which the depositary- receipt holder concerned holds the depositary receipts, and the foundation shall comply with such instructions.

4.

The foundation shall not be liable for the voting behaviour of a depositary-receipt holder or the consequences thereof, nor for the casting of a vote in accordance with a voting instruction which has been issued or the consequences thereof.

5.

The foundation shall announce, in the manner provided in article 6 paragraph 1, the term within (i) which written voting instructions to the foundation are to be submitted and (ii) which power of attorney in respect of voting may be assigned to a third party in the manner stipulated in paragraph 2 of this article.

6.

Save as provided above in this article, in exercising its voting rights, the foundation shall be guided primarily by the interests of the depositary-receipt holders, taking the interests of the company and its affiliated enterprise into account.

7.	The foundation may in principle determine the way in which it votes in accordance with the provisions of paragraph 6 of this article without consulting depositary-receipt holders.

8.

If a change is proposed to the rights attaching to the shares which have been taken into administration, the foundation shall notify the depositary-receipt holders, if possible at least fourteen days prior to the day of the general meeting of the company, whether or not it intends to exercise the voting rights, but shall not be obliged to indicate the way in which it intends to vote.

Distributions

Article 5.

1.

The foundation shall collect from the company all dividends and other distributions on the shares which it holds for the purposes of management and shall make a corresponding dividend or distribution payable on the depositary receipts within one week of re- ceipt.

2.

Payment of dividends and other distributions, partial redemption of depositary receipts and exchange of depositary receipts and all other actions shall be effected at an address in Amsterdam to be announced in the manner provided in article 6 paragraph 1.

3.

Distributions to the shareholders by the company in the form of bonus shares, writing- up shares, stock dividends and the like shall as far as possible be made available by the foundation to the depositary-receipt holders in the form of depositary receipts or by writing up the depositary receipts.

4.

If pre-emptive rights to issue new shares are granted by the company, the foundation shall give the depositary-receipt holders an opportunity to exercise pre-emptive rights to depositary receipts on the same basis.

5.

If there is a choice between a distribution in cash and a distribution in other securities, the foundation shall announce this in advance in the manner provided in article 6 paragraph 1 and shall give the depositary-receipt holders, as far as possible, an opportunity to indicate their choice up to the fourth day before the date on which the foundation is required to state its choice.

6.

If the wishes of the depositary-receipt holders concerned have not been communicated to the foundation by the fourth day before the date on which the foundation is required to state its choice, the foundation shall make the choice as it sees fit in the interests of the depositary-receipt holders concerned.

7.	Save where a shorter period of limitation or forfeiture is prescribed by law, the claims of depositary-receipt holders to payment of dividends and other distributions shall lapse after five years.

Announcements in writing

Article 6.

1.

Unless stated otherwise in these trust conditions, all notices, announcements and com- munications to depositary-receipt holders shall be given in accordance with the provisions of the law and the regulation applicable to the foundation by reason of its listed depositary receipts on the stock exchange of Euronext Amsterdam N.V. and, if possible, a published notice on the website of the company and/or published by other electronic means.

2.

In these trust conditions, the term ‘written’ with respect to a statement (article 2 and 11), an announcement (article 3), a voting instruction (article 4), an appointment (article 11), or a proxy (article 11) means a message transmitted by e-mail, by fax or by any other means of electronic communication provided the relevant message is legible and reproductive.

Costs

Article 7.

1.	All costs arising under these trust conditions, with the exception of those referred to in article 9, shall be borne by the company.

2.

The foundation shall not charge depositary-receipt holders fees for exchanging shares against depositary receipts, management fees or other fees, except in the cases referred to in article 9, in article 13 paragraph 2 and article 19.

3.	The dividends and other distributions collected by the foundation shall be paid to depositary-receipt holders by the foundation without deduction of commission or expenses.

4.

The foundation shall be free to recover from depositary-receipt holders all charges, taxes and expenses of any kind incurred by the foundation as holder of the original shares by virtue of holding them or the income yielded from this.

Cancellation

Article 8.

1.	Upon cancellation of depositary receipts depositary-receipt holders may reclaim shares to the same aggregate nominal value as the depositary receipts.

2.

The transfer of the shares shall occur in exchange for the cancellation of the depositary receipts at the earliest convenience by a complex of (a) the transfer of the shares to the entitled party by deed, (b) removing the relevant depositary receipts from the global depositary receipt and (c) by the intermediary concerned making a corresponding debit entry in its collective stock deposit.

Article 9.

For the cancellation of depositary receipts in exchange for shares as referred to in article 8 the foundation shall charge the offerer a fee of one euro cent (EUR 0.01) per depositary receipt with a minimum of twenty-five euros (EUR 25) per exchange transaction.

Temporary suspension of exchange of depositary receipts

Article 10.

If necessary due to special circumstances and after announcement in the manner prescribed in article 6, the foundation may, with the prior approval of Euronext Amsterdam N.V., temporarily suspend the facilities for exchanging depositary receipts.

Consultation of depositary-receipt holders, meeting of depositary-receipt holders

Article 11.

1.

The foundation may, if and when it considers it necessary or desirable, consult deposi- tary-receipt holders, subject to such conditions as it may determine, with due observance of these trust conditions, in a meeting of depositary-receipt holders organised by the foundation, at a place and on a date determined by the foundation, or in any other manner as provided by the foundation.

2.

One or more depositary-receipt holders who jointly hold at least ten percent (10%) of the total number of depositary receipts issued by the foundation, may request the board of the foundation in writing, setting out the matters to be considered in detail, to con- vene a meeting of depositary-receipt holders.

The board complies with this request within eight (8) weeks after receipt, unless a substantial interest dictates otherwise.

3.	Meetings of depositary-receipt holders shall be convened in the manner prescribed in article 6 paragraph 1.

The items on the agenda and the contents of all documents with which the depositary-receipt holders need to be familiar in considering the items on the agenda, or that those documents are available free of charge in Amsterdam, and, if the foundation considers it desirable, in one or more other places, shall be stated with the notice convening the meeting.

Notice of the meeting shall be given and the documents shall be made available not later than the fifteenth day before the day of the meeting.

4.

Provided the requirements set out below in this paragraph are fulfilled, each depositary-receipt holder shall be entitled to attend, address and, to the extent applicable, to vote at the meeting of depositary-receipt holders with respect to the approval as referred to in article 13 paragraph 1, either in person or represented by a proxy appointed in writing.

For the purposes of determining the rights of depositary-receipt holders to attend and, to the extent applicable, to vote at meetings with respect to the approval as referred to in article 13 paragraph 1, the foundation shall consider as a depositary-receipt holder a person named in a written statement by an intermediary to the effect that the number of depositary receipts referred to in the statement are part of its collective stock deposit and that the person named in the statement is a participant in its collective stock deposit in respect of the stated number of depositary receipts and will remain so until after the meeting, provided the relevant statement is deposited with the foundation or at one or more other places to be determined by the board—one of which shall be in Amsterdam—not later than the date to be determined by the board of the foundation.

The notice of meeting shall stipulate the place where and the latest date by which the statement by the intermediary is to be deposited, which date shall not be earlier than the seventh day before the date of the meeting.

The admission to the meeting of other persons than mentioned above shall be at the discretion of the chairman of the relevant meeting.

5.	The foundation may determine that the entitlements to attend meetings as referred to in paragraph 4 of this article, may be exercised by electronic means.

This shall in any event be subject to the requirement that the person concerned can be identified by electronic means, is able to participate directly in the proceedings of the meeting and to the extent applicable, is able to exercise the right to vote with respect to the approval as referred to in article 13 paragraph 1.

The foundation may also determine that the electronic means of communication used should also make it possible to take part in the deliberations.

6.

The foundation may lay down further conditions concerning the use of electronic means of communication as referred to in paragraph 5 of this article. These conditions shall be announced in the notice of the meeting. The above shall be without prejudice to the au- thority of the chairman to take such measures as he sees fit in the interests of the proper conduct of the meeting. Any total or partial failure of the electronic means of communication used shall be the responsibility of the depositary-receipt holder.

7.

If a depositary receipt forms part of a community of property, the rights attaching to the depositary receipt may only be exercised by the joint owners via a person appointed jointly by them in writing.

8.

Before being admitted to a meeting, a depositary-receipt holder or his proxy shall sign an attendance list, stating his name and to the extent applicable, the number of votes which he may cast with respect to the approval as referred to in article 13 paragraph 1. Where a depositary-receipt holder is represented by a proxy, the name(s) of the per- son(s) represented by the proxy shall also be stated. Subject to the responsibility of the secretary as referred to in paragraph 10 of this article, the aforementioned details of per- sons participating in the meeting pursuant to paragraph 5 of this article shall be added to the attendance list. The foundation is authorised to institute such verification procedures as it shall reasonably deem to be required in order to determine the identity of those pre- sent and, where applicable, that poxies have been duly authorised.

9.

The meetings of the depositary-receipt holders shall be chaired by the chairman of the board of the foundation or, in his absence by the board member appointed to chair the meeting by the board members of the foundation present at that meeting.

10.	Unless a notarial record is made of the proceedings of the meeting, minutes of the meet- ing shall be made.

The minutes shall be adopted and by way of approval signed by the chairman of the relevant meeting and by the secretary appointed by the chairman of that meeting.

Barring evidence to the contrary, the minutes shall thereafter serve as evidence vis-à-vis depositary-receipt holders.

11.

Without prejudice to the provisions of article 2:13 paragraph 3 and 4 of the Dutch Civil Code, all matters regarding admission to the meeting as well as all other matters relating to the conduct of the meeting shall be at the discretion of the chairman of the relevant meeting.

12.

For the purposes of application of the provisions of the preceding paragraphs of this ar- ticle, the foundation may determine that rights to attend and, to the extent applicable, to vote at meetings with respect to the approval as referred to in article 13 paragraph 1 shall be vested in those in whom such rights are vested at a time specified in the notice convening the meeting of depositary-receipt holders, irrespective of the owner of the depositary receipts at the time of the meeting of depositary-receipt holders.

In that case, the intermediary shall not be required to certify that the depositary-receipt holder will continue to be a participant in its collective stock deposit until after the meeting.

The provisions of Section 2:119 paragraph 3 of the Dutch Civil Code shall apply.

Amendment of trust conditions

Article 12.

1.	Provided that due notice is given, the trust conditions may be amended by the foundation.

If amendments are made to the trust conditions which diminish the rights or security of depositary-receipt holders or impose obligations on depositary-receipt holders, an opportunity shall be provided for the depositary-receipt holders, for a period of at least three months from the date of the announcement of the amendment, to cancel their depositary receipts free of charge.

Such amendments shall not take effect for three months from the date of the announcement.

Depositary-receipt holders shall not be entitled to cancel their depositary receipts free of charge in the case of amendments which are necessary or desirable as a consequence of changes affecting the shares which have been taken into administration.

2.	Amendments to the trust conditions shall not take effect until approved by Euronext Amsterdam N.V. and the company.

Termination of administration by the foundation

Article 13.

1.

If the foundation is wound up or wishes to terminate its function under these trust condi- tions or if the company wishes to terminate the foundation’s function, the company shall, in consultation with the foundation and with the approval of the meeting of depositary-receipt holders, appoint a successor to which the administration can be transferred.

If such consultation is unsuccessful or if the required approval of the meeting of depositary-receipt holders is not obtained, either party may apply to Euronext Amsterdam N.V. for a decision on this matter, which shall be binding on all the parties.

The successor shall assume all obligations under the trust conditions.

The appointment of a successor shall take effect two months after announcement of the succession in the manner prescribed in article 6 paragraph 1.

2.	The foundation shall transfer the shares it has in administration to its successor within the period stated in the preceding paragraph of this article.

This shall be arranged by the foundation with the intermediairies.

Upon transfer of the administration, depositary-receipt holders shall if they wish, for a period of two months after announcement of the transfer, be able to cancel their depositary receipts in exchange for the same nominal amount of shares.

The foundation shall charge a fee for exchanges as referred to above.

3.	The administration shall only be terminated after approval has been given by the company.

4.	Notification of termination or transfer of the administration shall be given in the manner prescribed in article 6 paragraph 1.

Upon termination of the administration, depositary receipts shall be cancelled free of charge in exchange for the same nominal amount of shares.

5.

Upon termination of the administration, a period of at least two years counting from the date of notification shall be stipulated within the depositary receipts may be exchanged for shares in the manner described above.

These trust conditions shall remain in force during that period, subject to any amendments as referred to in article 12 and except that, save as provided in paragraph 7 of this article, the issue of depositary receipts shall be discontinued.

6.

Upon expiry of the period referred to in the preceding paragraph, the foundation shall be entitled, after consulting Euronext Amsterdam N.V. and after an announcement in the manner prescribed in article 6 paragraph 1, either to transfer the shares still in admini- stration to a third party at the expense and risk of the holders of the depositary receipts then still in issue or to sell them and to keep the proceeds available for holders of the depositary receipts then still in issue.

7.

For two months after the announcement referred to in paragraph 4 of this article, it shall continue to be possible to add depositary receipts to the relevant global depositary receipt as referred to article 2, provided that the foundation is informed, not later than the fourth day after the date of the announcement, of the number of shares to be presented for which depositary receipts are to be issued and provided it can be demonstrated that the shares were acquired on or before the date of the announcement as referred to in paragraph 4 of this article.

Report

Article 14.

Immediately on publication of the annual accounts and annual report of the company, the foundation shall present a report to the depositary-receipt holders on its activities during the year under review, stating the number or nominal value of the shares taken into administration.

If the report is not included in the company’s annual report, it shall be made available free of charge to the depositary-receipt holders in Amsterdam, which shall be announced in the manner prescribed in article 6 paragraph 1.

Applicable law, competent court

Article 15.

1.

The legal relationship between depositary-receipt holders or former depositary-receipt holders on the one hand and the foundation and/or the third party referred to in article 2 on the other shall be the governed in its entirety by the laws of the Netherlands.

2.	Any disputes arising in connection with or as a consequence of these trust conditions shall be brought in the first instance before the competent court in Amsterdam.

Accession to trust conditions

Article 16.

Solely the transfer of shares in exchange for the issuance of depositary receipts shall bound those by whom or on whose behalf such transfer occurs and successive acquirers of depositary receipts to the provisions of these trust conditions and any subsequent amendments thereto.

Exclusion of liability

Article 17.

The foundation shall not be liable for loss or damage sustained as a consequence of any action relating to the administration, nor for individuals or institutions whose services it has employed in good faith.

Article 18.

Copies of the trust conditions shall be available free of charge from the foundation and at a place in Amsterdam to be announced in the manner prescribed in article 6 paragraph 1, and shall be available for inspection by depositary-receipt holders there and at the office of the third party referred to article 2.

CF certificates

Article 19.

1.

Bearer depositary receipts for which certificates have been issued in the form of a body with a dividend sheet which does not consist of separate dividend coupons and a talon (CF certificates) and which are in the possession of a party other than Euroclear Nederland may be exchanged for bearer depositary receipts which are embodied in the global depositary receipt.

2.	The foundation shall charge a fee for exchanges as referred to above.

3.

The holder of a bearer depositary receipt in the form of a CF certificate which is in the possession of a party other than Euroclear Nederland may not exercise any of the rights attaching to that depositary receipt with respect to the foundation until the exchange re- ferred to in this article has taken place.